Exhibit 99.1

Contacts:	Investors:
Greg Rose	Mozes Communications
Transmeta Corporation	Kristine Mozes
(408) 919-3000	(781) 652-8875
Transmeta Corp. Appoints Lester M. Crudele as President & CEO
Company Updates Year-End Cash
Santa Clara, CA – January 16, 2007 — Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced that Lester M. Crudele has been appointed president and chief executive officer, effective February 1, 2007, replacing Arthur L. Swift. Mr. Swift will continue as the Company’s president and chief executive officer during the interim period. Mr. Crudele has served on Transmeta’s board of directors since June 2005, and has evaluated the Company’s business opportunities and potential projects as a management consultant since October of 2006. Mr. Crudele will also continue to serve on the board of directors.
“We are very pleased to have Les Crudele leading Transmeta as president and CEO,” said Murray A. Goldman, chairman of Transmeta’s board of directors. “Les brings to Transmeta his proven leadership ability, technological expertise, extensive operational management experience, and entrepreneurial energy. Les has already made significant contributions as a member of Transmeta’s board of directors, and we are confident that he is the best person to lead the future development of Transmeta’s business.”
“Transmeta has made significant progress in the last two years toward building its intellectual property licensing business,” said Les Crudele. “I am excited to have the opportunity to lead a company with such a rich history of technical innovation and look forward to building on that legacy.”
Mr. Crudele has 30 years experience with leading companies in the semiconductor industry. He began his career at Motorola, where he was chief architect for several Motorola MC 68000-series microprocessors and served in a variety of management positions, most recently returning to Motorola in 1990 and serving as vice president and general manager of its RISC Microprocessor Division from 1991 to 1997. Crudele also has management experience at several computer systems companies, including Compaq, where he served as vice president and general manager of Compaq’s Workstation Products Division from 1997 to 1999. From 1999 to 2000, Crudele served on the board of directors and as a management consultant for Quantum Effect Devices until QED was acquired by PMC-Sierra in 2000. From 2000 to 2004, Crudele served on the board of directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as president and CEO from 2000 to 2002. Most recently, in 2006, he served for a six-month period as COO of Quickfilter Technologies, a privately held fabless semiconductor company. In addition, Crudele was an early member of the leadership team at MIPS Computer Systems and has served on the board of directors for several privately held companies and industry groups.
“I want to thank Art Swift for his leadership and efforts in transitioning the business model over the last two years. During his tenure, the Company has delivered the first profitable quarters in the company’s history, and I wish Art success in his future endeavors,” continued Goldman.

In addition to the organizational announcement, Transmeta also announced that it now expects to report over $40 million in cash, cash equivalents and short term investments as of December 31, 2006, consistent with the previously stated expectation of greater than $35 million at year end.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We now also provide, through strategic alliances and under contract, engineering services that leverage our microprocessor design and development capabilities. In addition to our microprocessor product and services businesses, we also develop and license advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, the risk that we might not successfully negotiate any additional agreements to provide engineering services, the potential loss of key technical and business personnel, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta is a trademark of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

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